EXHIBIT 99.1

April 9, 2010

Dear Stockholder:

Enclosed is your portion of the first quarter 2010 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  The board of directors declared a first quarter 2010 distribution of $0.04375 per share payable to stockholders of record at the close of business on March 31, 2010. This is an increase over the third and fourth quarter 2009 distribution rates and equates to a 1.75% annualized yield assuming a purchase price of $10.00 per share or a 2.55% annualized yield based upon the December 31, 2009 ERISA value of $6.85 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.  If you have invested through a trustee, or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

We are maintaining momentum in 2010.  Year-to-date we have closed on $449.4 million in secured loans and multi-year loan extensions.  We have refinanced, paid down or extended $472.7 million of the $1.2 billion in debt that had matured or is maturing in 2010. We have made significant progress in refinancing our outstanding debt having completed 39.4% of the $1.2 billion due this year.  We believe that our ability to refinance with attractive terms demonstrates both support of our quality assets and an improvement in the credit markets.

As we continue to make strides with our refinancing efforts, our focus has shifted to managing occupancy.  We are witnessing an increase in leasing velocity and have begun reaping the rewards of our leasing team’s diligent efforts in 2009.  First quarter 2010 leasing highlights include the execution of a:

•                  68,726 square foot lease with Kohl’s to occupy a former Mervyns location in Hanford, CA

•                  28,000 square foot lease with Marshalls to occupy a former Circuit City location in West Mifflin, PA

•                  32,500 square foot lease with Ultimate Electronics to occupy a former Circuit City location in Avondale, AZ

•                  28,000 square foot lease with Ultimate Electronics to occupy a former Linens ‘n Things location in Seekonk, MA

•                  25,444 square foot lease with HomeGoods to occupy a former Linens ‘n Things location in Bay Shore, NY

•                  25,020 square foot lease with Bed Bath & Beyond to occupy a former Linens ‘n Things location in Stroudsburg, PA

Although some of these leases will not provide cash flow until the latter part of 2010, we are quite pleased with our leasing activity as we have addressed approximately 79% of the vacant space created by the bankruptcies of Mervyns, Linens ‘n Things and Circuit City.  As we remain focused on occupancy, we continue to upgrade our tenant and asset profile which is an incredible testament to our company in such a competitive leasing environment.

Our goal for 2010 is to continue the significant progress on refinancing and re-leasing efforts, and as appropriate, to redirect cash flows to our stockholders by elevating distributions over time.  If you have any questions regarding your Inland Western investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com